Exhibit 16

[Letterhead of Jimmy C. H. Cheung & Co., Certified Public Accountants]

August 18, 2005

United States Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: Pingchuan Pharmaceutical, Inc. statements in Form 8-K dated August 17, 2005

Dear Ladies and Gentlemen:

We are the former independent auditors for Pingchuan Pharmaceutical, Inc. (the Company"). We have read the Company's current report on Form 8-K dated August 17, 2005 and have no disagreement with the information disclosed in the first, third, and fourth paragraphs of Item 4.01. We have no basis to agree or disagree with the other statements of the Company contained therein.

Yours very truly,

"Jimmy C.H. Cheung & Co."

By:	/s/ JIMMY C.H. CHEUNG & CO.
JIMMY C.H. CHEUNG & CO.